UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2013

ENTERPRISE PRODUCTS PARTNERS L.P.

 (Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 381-6500

________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Condensed Consolidated Financial Highlights – First Quarter 2013 Results (Unaudited)
On April 30, 2013, Enterprise Products Partners L.P. ("Enterprise") (NYSE:EPD) announced its financial results for the three months ended March 31, 2013.  The following table presents condensed consolidated financial highlights for first quarter of 2013 along with comparative information for the first quarter of 2012 (dollars in millions, except per unit amounts):
	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Selected Income Statement Data:
Revenues	$11,383.1	$11,252.5
Costs and expenses	10,469.9	10,513.5
Equity in income of unconsolidated affiliates	44.5	9.9
Operating income	957.7	748.9
Interest expense	195.9	186.5
Benefit from (provision for) income taxes	(6.4)	34.4
Net income	755.3	655.5
Net income attributable to noncontrolling interests	1.8	4.2
Net income attributable to limited partners	753.5	651.3
Earnings per unit, fully diluted	0.83	0.73

Non-GAAP gross operating margin by segment:
NGL Pipelines & Services	$592.5	$654.9
Onshore Natural Gas Pipelines & Services	190.8	206.2
Onshore Crude Oil Pipelines & Services	236.4	39.3
Offshore Pipelines & Services	40.5	52.1
Petrochemical & Refined Products Services	170.9	97.8
Other	--	2.4
Total gross operating margin	$1,231.1	$1,052.7

	March 31,	December 31,
	2013	2012
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$1,280.3	$16.1
Total assets	38,101.4	35,934.4
Total debt principal outstanding, including current maturities	17,532.7	16,179.3
Partners' equity	13,882.5	13,187.7
Noncontrolling interests	107.7	108.3

For the first quarter of 2013, our distributions received from unconsolidated affiliates were $51 million and depreciation, amortization and accretion in costs and expenses was $286 million.  In addition, during the first quarter of 2013, our total capital spending was $914 million, of which $57 million was attributable to sustaining capital projects, and we made payments of $169 million in connection with the monetization of interest rate derivative instruments.  We received $131 million from the sale of assets and insurance recoveries during the first quarter of 2013.

The foregoing information has not been reviewed by our independent auditors and is subject to revision as we prepare our unaudited condensed consolidated financial statements as of and for the quarterly period ended March 31, 2013.  This information is not a comprehensive statement of our financial results for the quarterly period ended March 31, 2013, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the quarterly period ended March 31, 2013 are finalized.

Highlights of First Quarter of 2013 Results.  Net income attributable to limited partners for the first quarter of 2013 was $754 million, or $0.83 per unit on a fully diluted basis, compared to $651 million, or $0.73 per unit on a fully diluted basis, for the first quarter of 2012.  Net income for the first quarter of 2013 included $64 million, or $0.07 per unit on a fully diluted basis, of gains primarily from the sale of assets and was reduced by $11 million, or $0.01 per unit on a fully diluted basis, of non-cash asset impairment charges.  Net income for the first quarter of 2012 included an income tax benefit of $47 million, or $0.05 per unit on a fully diluted basis, associated with the conversion of certain subsidiaries to limited liability companies and gains of $53 million, or $0.06 per unit on a fully diluted basis, from the sale of common units of Energy Transfer Equity, L.P.

Revenues for the first quarter of 2013 increased $131 million compared to the first quarter of 2012.  Revenues from crude oil marketing increased $296 million quarter-to-quarter and those from natural gas marketing increased $67 million quarter-to-quarter, with both increases primarily due to higher sales prices during the first quarter of 2013.  Revenues from the sale of petrochemicals and refined products increased $196 million quarter-to-quarter primarily due to higher sales volumes by our octane enhancement facility and refined products marketing activities.  Revenues from NGL marketing for the first quarter of 2013 decreased $450 million when compared to the first quarter of 2012 primarily due to lower NGL prices.  On a weighted-average basis, NGL prices declined 24% quarter-to-quarter.  Lastly, revenues from midstream asset services increased $21 million quarter-to-quarter primarily due to contributions from our recently constructed assets in the Eagle Ford Shale supply basin (e.g., our new Yoakum natural gas processing plant and Eagle Ford NGL and crude oil pipelines).

Our NGL, crude oil, refined products and petrochemical pipeline transportation volumes for the first quarter of 2013 were 4.5 million barrels ("MMBbls") per day, which were 12 percent more than volumes for the first quarter of 2012.  Total natural gas pipeline transportation volumes were 13.8 trillion British thermal units per day ("TBtud") for the first quarter of 2013 compared to 14.0 TBtud for the first quarter of 2012.  NGL fractionation volumes for the first quarter of 2013 increased 14 percent to 708 thousand barrels per day ("MBPD").  Equity NGL production (the NGLs that Enterprise earns title to as a result of providing processing services) and fee-based processing volumes for the first quarter of 2013 both increased 9 percent to 122 MBPD and 4.5 billion cubic feet per day ("Bcfd"), respectively.

Gross operating margin for the NGL Pipelines & Services segment was $593 million for the first quarter of 2013 compared to $655 million for the same quarter of 2012.  Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $270 million for the first quarter of 2013 compared to $422 million for the first quarter of 2012.  This $152 million decrease was largely due to lower system-wide natural gas processing margins and lower equity NGL production and fee-based natural gas processing volumes associated with Enterprise's natural gas processing plants in the Rocky Mountains.

Fee-based natural gas processing volumes and equity NGL production from the partnership's processing plants in South Texas increased by 38 percent and 532 percent, respectively, to 2.2 Bcfd and 32 MBPD, respectively, associated with production growth from the Eagle Ford shale.  These increases in South Texas volumes were primarily due to the start-up of three natural gas processing plants at our Yoakum facility.  The first and second plants began commercial operations in May 2012 and August 2012, respectively, while the third plant began operations in March 2013.  The 622 million cubic feet per day ("MMcfd") increase in fee-based processing volumes and 27 MBPD increase in equity NGL production from the South Texas plants more than offset a 323 MMcfd and 18 MBPD decrease in fee-based processing volumes and equity NGL production, respectively, from Enterprise's natural gas processing plants in the Rocky Mountains due to lower production and reduced recoveries of ethane.  We continue to see a shift in both our new and existing natural gas processing contracts to more fee-based natural gas processing volumes and less equity NGL production, which reflects a desire by producers to retain their NGL production and the associated commodity price exposure to increase their revenues.  This provides producers with an opportunity to earn higher returns on capital and increases their economic incentive to drill while providing Enterprise with a more stable cash flow stream through an increase in fee-based volumes.

Gross operating margin from the partnership's NGL pipelines and storage business increased $64 million, or 38 percent, to $232 million for the first quarter of 2013 from $168 million for the first quarter of 2012.  NGL pipeline volumes increased by 196 MBPD, or 8 percent, in the first quarter of 2013 to 2.5 MMBbls per day compared to the first quarter of 2012.  Substantially, all of the partnership's major NGL pipeline systems as well as the LPG export facility on the Houston Ship Channel reported increases in gross operating margin.

 Enterprise's NGL fractionation business reported a $26 million, or 40 percent, increase in gross operating margin to $91 million for the first quarter of 2013 from $65 million reported for the same quarter of 2012.  Our Mont Belvieu fractionators reported a $28 million increase in gross operating margin, which was primarily due to higher volumes and revenues associated with our sixth NGL fractionator that began service in October 2012.

Enterprise's Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $191 million for the first quarter of 2013 compared to $206 million for the first quarter of 2012.  Total onshore natural gas pipeline volumes were 13.1 TBtud for each of the first quarters of 2013 and 2012.  The Texas Intrastate pipeline system reported an $8 million increase in gross operating margin on a 389 billion British thermal units per day ("BBtud") increase in natural gas pipeline volumes compared to the first quarter of 2012 as a result of increases in Eagle Ford shale production.  Aggregate gross operating margin from our San Juan, Jonah, and Haynesville gathering systems and Piceance Central Treating facility decreased by a total of $18 million primarily due to the effect of production declines and less drilling activity in areas with natural gas that either does not contain NGLs or contains a relatively low amount of NGLs.  The Acadian Gas system, including its Haynesville Extension pipeline, reported a $2 million decrease in gross operating margin for the first quarter of 2013 compared to the same quarter in 2012.

Gross operating margin from Enterprise's Onshore Crude Oil Pipelines & Services segment increased $197 million to a record $236 million for the first quarter of 2013 from $39 million for the first quarter of 2012.  Total onshore crude oil pipeline volumes increased by 275 MBPD, or 39 percent, to a record 981 MBPD for the first quarter of 2013 from 706 MBPD for the first quarter of 2012.  Substantially all of Enterprise's major onshore crude oil pipelines, storage terminals and associated marketing activities reported increases in gross operating margin for the first quarter of 2013 compared to the first quarter of 2012 due to higher volumes and sales margins.  Enterprise's South Texas crude oil pipeline system reported a $46 million increase in gross operating margin on a 176 percent, or 161 MBPD, increase in volume compared to the first quarter of last year attributable to the start-up of our Eagle Ford crude oil pipeline extension, which began operations in June 2012.  Enterprise's share of equity income from the Seaway crude oil pipeline increased by $36 million for the first quarter of 2013 compared to the same quarter in 2012 due to an increase in volume attributable to capital investments over the past year to reverse the direction of Seaway to enable the delivery of crude oil from the storage hub in Cushing, Oklahoma to the Gulf Coast, which commenced during the second quarter of last year, and the addition of pump stations that increased the pipeline's capacity beginning in the first quarter of 2013.

Gross operating margin for the Offshore Pipelines & Services segment was $41 million for the first quarter of 2013 compared to $52 million for the same quarter of 2012.  The Independence Hub platform and Trail pipeline reported aggregate gross operating margin of $14 million for the first quarter of 2013 compared to $28 million for the first quarter of 2012 attributable to lower demand fee revenues and lower volumes.  The Independence Hub platform earned demand fee revenues of approximately $5 million per month over a 60-month period that began when it commenced operations in March 2007 until that period expired in March 2012.  Natural gas volumes on the Independence Trail pipeline were 327 BBtud for the first quarter of 2013 compared to 410 BBtud reported for the first quarter of 2012.  Total offshore natural gas pipeline volumes (including those for Independence Trail) were 733 BBtud for the first quarter of 2013 compared to 962 BBtud in the first quarter of 2012.  Gross operating margin from Enterprise's offshore crude oil pipeline business was $21 million for the first quarter of 2013 compared to $20 million for the first quarter of 2012.  Total offshore crude oil pipeline volumes increased to 294 MBPD in the first quarter of 2013 versus 288 MBPD in the same quarter of 2012.

The Offshore Pipelines & Services segment continues to be impacted by lower volumes attributable to the lingering effects of the federal offshore drilling moratorium in 2010.  The rig count and drilling activity in the Gulf of Mexico now exceeds pre-moratorium levels with most of the drilling activity directed towards crude oil developments.  While this increase in drilling activity should ultimately result in new volumes of crude oil being handled by our offshore pipeline assets, we believe there will be an extended period of time between drilling activities and first production.

Gross operating margin for the Petrochemical & Refined Products Services segment increased $73 million to $171 million for the first quarter of 2013 compared to $98 million for the first quarter of 2012.  The partnership's propylene business reported gross operating margin of $35 million for the first quarter of 2013 compared to $61 million for the first quarter of 2012 primarily due to lower sales margins.  Propylene fractionation volumes were 69

MBPD for the first quarter of 2013 compared to 72 MBPD in the first quarter of 2012.  Related propylene pipeline volumes were 115 MBPD for the first quarter of 2013 compared to 111 MBPD for the same quarter in 2012.
Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business increased to $38 million for the first quarter of 2013 compared to a loss of $13 million for the first quarter of 2012 primarily due to extended downtime at the octane enhancement plant in the first quarter of 2012 associated with its scheduled annual turnaround and an unplanned outage.  The octane enhancement plant's most recent annual turnaround was completed in early January 2013.  Total plant production volumes increased 12 MBPD to 16 MBPD for the first quarter of 2013 compared to the same quarter in 2012.

Enterprise's butane isomerization business reported gross operating margin of $23 million in the first quarter of 2013 compared to $21 million in the first quarter of 2012 primarily due to an increase in isomerization fees and volumes.  Butane isomerization volumes during the first quarter of 2013 were 85 MBPD compared to 82 MBPD in the first quarter of 2012.

Enterprise's refined products pipelines and related services business reported gross operating margin of $57 million for the first quarter of 2013 compared to $12 million for the first quarter of 2012.  This increase in gross operating margin was largely due to a decrease in operating costs, higher average pipeline fees and sales margins and an increase in propane transportation volumes.  Total pipeline volumes for this business were 545 MBPD for the first quarter of 2013 compared to 559 MPBD for the first quarter of 2012.

Enterprise's marine transportation and other services business reported $18 million of gross operating margin in the first quarter of 2013 compared to $17 million in the first quarter of 2012.

Non-GAAP Financial Measure. Our condensed consolidated financial data for the three months ended March 31, 2013 and 2012 includes the non-generally accepted accounting principle ("non-GAAP") financial measure of gross operating margin.

We evaluate segment performance based on gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expenses; (2) non-cash asset impairment charges; (3) gains and losses attributable to asset sales and insurance recoveries; and (4) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

The following table reconciles our non-GAAP total segment gross operating margin amounts to their respective GAAP operating income amounts for the periods indicated (dollars in millions):

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Non-GAAP gross operating margin	$1,231.1	$1,052.7
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Amounts included in costs and expenses:
Depreciation, amortization and accretion in operating costs and expenses	(276.8)	(254.6)
Non-cash asset impairment charges	(11.0)	(5.4)
Gains attributable to asset sales and insurance recoveries	63.9	2.5
General and administrative costs, including related depreciation and amortization	(49.5)	(46.3)
GAAP operating income	$957.7	$748.9

Recent Developments

Plans to Expand Crude Oil Storage and Distribution Infrastructure Serving Southeast Texas.  On May 2, 2013, we announced plans to significantly expand our crude oil storage and distribution infrastructure serving the Southeast Texas refinery market. This planned expansion includes approximately 4.0 MMBbls of combined new crude oil storage capacity at our Enterprise Crude Houston ("ECHO") storage facility and a smaller second facility and 55 miles of associated pipelines to directly connect ECHO with several major refineries in the Southeast Texas market. The expansion would be completed in phases with final completion expected in the fourth quarter of 2014.

Upon completion, we will be able to provide Southeast Texas refiners with an integrated system featuring supply diversification, a significant storage footprint and a high capacity distribution system that will be connected via pipeline to refineries having an aggregate capacity of approximately 3.6 MMBbls per day.   In addition, ECHO, which will be expanded to over 6.0 MMBbls of crude oil storage capacity, will have access to our marine terminal at Morgan's Point on the Houston Ship Channel.
Historically, Southeast Texas refineries have been primarily supplied by waterborne imports of crude oil.  With the success of North America producers, crude oil from the Eagle Ford, Permian, Midcontinent, Bakken and Canada are flowing into Southeast Texas and displacing waterborne crude oil imports.  As production from these regions continues to grow, we expect a significant increase in crude oil bound for the U.S. Gulf Coast market, which currently lacks sufficient storage capacity and has a fractured and constrained distribution system to handle these varying grades of domestic crude oil.
Plans to Build Gulf Coast Ethane Pipeline.  In March 2013, we announced the receipt of transportation commitments to support development of a new 270-mile pipeline system, the Enterprise Aegis Pipeline or "Aegis Pipeline," that will deliver ethane to petrochemical plants in the U.S. Gulf Coast region.  The Aegis Pipeline will originate at our Mont Belvieu, Texas storage complex and have the capacity to transport purity ethane volumes to multiple petrochemical customers in Texas and Louisiana.  The Aegis Pipeline is expected to begin commercial operations in 2014.

Operations Begin at Expanded LPG Export Facility.  In March 2013, we completed an expansion project at our Houston Ship Channel LPG export terminal thereby increasing our capability to load propane, butane and isobutane (collectively, "LPG") cargoes.  This expansion project increased the terminal's fully refrigerated export loading capacity for low-ethane propane from almost 4 MMBbls per month to approximately 7.5 MMBbls per month.

Oiltanking Partners, L.P. ("Oiltanking") leases to us the site upon which our LPG export terminal facility is located.  In March 2013, we executed an amended terminal service agreement with Oiltanking that provides us with additional operating flexibility, including an increase in the number of docks available to load LPG cargoes.  The amended terminal service agreement extends to 2026.  Access to these additional docks could support further expansions of the export facility.  We are currently evaluating an additional expansion project that could increase our propane export capacity to approximately 10 MMBbls per month and be in service as soon as the beginning of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

By: Enterprise Products Holdings LLC, its general partner

Date: May 3, 2013	By:	/s/ Michael J. Knesek
Michael J. Knesek
Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products Holdings LLC